FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226082-05

Sent: Wednesday, October 30, 2019 11:56 AM
Subject: GSMS 2019-GSA1 –- Final Pricing Details (Public)(external)

GSMS 2019-GSA1 –- Final Pricing Details (Public)(external)

$738.487 Fixed Rate CMBS Offering

Lead Manager and Sole Bookrunner: Goldman Sachs & Co. LLC

Co-Manager: Drexel Hamilton

		Available
Class	S&P/Fitch/KBRA	Size($mm)	WAL(yr)	Sprd	Yld	Cpn	$px
A-1	AAA(sf)/AAAsf/AAA(sf)	14.559	2.84	S+42	2.03872	2.04880	99.9999
A-2	AAA(sf)/AAAsf/AAA(sf)	26.306	6.92	S+98	2.61651	2.61260	99.9995
A-3	AAA(sf)/AAAsf/AAA(sf)	177.000	9.67	S+97	2.68328	2.79400	101.0000
A-4	AAA(sf)/AAAsf/AAA(sf)	352.864	9.88	S+99	2.70809	3.04790	102.9993
A-AB	AAA(sf)/AAAsf/AAA(sf)	20.061	7.26	S+89	2.53614	2.98810	102.9995
A-S	AAA(sf)/AAAsf/AAA(sf)	72.793	9.92	S+128	2.99915	3.33990	102.9996
B	AA(sf)/AA-sf/AA(sf)	39.035	9.92	S+145	3.16916	3.51110	102.9994
C	A-(sf)/A-sf/A-(sf)	35.869	9.92	S+210	3.81916	3.80638	100.4773

Anticipated Timing

Anticipated Closing:	Friday, November 8th

CUSIP

A1	36261PAQ5
A2	36261PAR3
A3	36261PAS1
A4	36261PAT9
AAB	36261PAU6
AS	36261PAX0
B	36261PAY8
C	36261PAZ5

The issuer has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-226082) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.

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